UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 30, 2012 (May 24, 2012)

MGT Capital Investments, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-26886	13-4148725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Mamaroneck Avenue – Suite 204

Harrison, NY 10528

 (Address of principal executive offices, including zip code)

914-630-7431

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 24, 2012, MGT Capital Investments, Inc. (the “Company”) entered into a securities purchase agreement (the “SPA”) with the investor listed on the Schedule of Buyers attached thereto (“Investor”). The SPA provides for the purchase of an 18 month promissory note (the “Note”) convertible into up to 1,166,666 shares of common stock of MGT (“Common Stock”) at a conversion price of $3.00 per share and a warrant (the “Warrant”) to purchase up to 875,000 shares of Common Stock at an exercise price of $3.00 per share for proceeds of $3,500,000 (the “Transaction”).  Both the issuance of Common Stock pursuant to conversion of the Note and the issuance of Common Stock pursuant to the exercise of the Warrant are subject to NYSE MKT LLC approval and approval of the Company’s stockholders if the issuances would result in over 20% of the Company’s outstanding stock being issued.

The Note is convertible at the option of the holder at a conversion price of $3.00 per share and the Company can require conversion into Company Common Stock if the Weighted Average Price of the Common Stock equals or exceeds 200% of the conversion price for no less than twenty (20) Trading Days during any thirty (30) consecutive Trading Day period occurring following the issuance date, subject to a 9.99% beneficial ownership ceiling for Investor’s ownership of Company Common Stock at any one time.  The Note is also redeemable by the Company from and after the seven (7) month anniversary of the issuance date, subject to certain equity conditions, in cash at a price equal to the greater of (i) 125% of the Conversion Amount to be redeemed and (ii) the product of (A) the Conversion Amount being redeemed multiplied by (B) the quotient determined by dividing (x) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the date of notice of redemption and ending on the date the redemption date, by (y) the lowest Conversion Price in effect during such period, as such terms are defined in the Note.  The Conversion Price of the Note is subject to adjustment in the case of combination or subdivision of stock or in the event of the granting of any stock appreciation rights, phantom stock rights or other rights with equity features.

The Warrant is exercisable at the option of the holder at a $3.00 per share exercise price or, in certain circumstances, a cashless exercise and the Company can require exercise if the Weighted Average Price of the Company’s Common Stock equals or exceeds 250% of the exercise price for no less than twenty (20) Trading Days during any thirty (30) consecutive Trading Day period occurring following the issuance date, as such terms are defined in the Warrant.  The Warrant exercise price is subject to adjustment in the case of combination or subdivision of stock or in the event of the granting of any stock appreciation rights, phantom stock rights or other rights with equity features.

The Transaction will require MGT and certain of its subsidiaries to provide security of all of its assets, MGT to pledge stock of its subsidiaries and certain of MGT's affiliates to execute voting and lockup agreements.  The proceeds of the Transaction will be used by the Company for general working capital purposes.

The description of the SPA, the Note, and the Warrant contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copies that are attached hereto as Exhibits 10.1, 10.2 and 10.3, which are each incorporated herein by reference.

Item 3.02 Unregistered Sales of Securities.

The information provided in Item 1.01 is hereby incorporated by reference to this Item 3.02.

Item 7.01 Regulation FD Disclosures.

On May 29, 2012, the Company issued a press release announcing the Transaction described above, which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Securities Purchase Agreement, dated May 24, 2012, by and between MGT Capital Investments, Inc. and the investor listed on the Schedule of Buyers attached thereto.
10.2	Form of Senior Secured Convertible Note
10.3	Form of Warrant
99.1	Press Release announcing the Transaction, dated May 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 30, 2012	MGT CAPITAL INVESTMENTS, INC.

	By:	/s/ Robert B. Ladd
Name: Robert B. Ladd Title: President and Chief Executive Officer